FOR IMMEDIATE RELEASE***

               GRAN TIERRA ENERGY, INC. EXPANDS BOARD OF DIRECTORS
                       WITH APPOINTMENT OF NADINE C. SMITH
                         TUESDAY JANUARY 10, 8:00 AM ET

CALGARY, Alberta, Jan. 10 /PRNewswire-FirstCall/ -- Gran Tierra Energy, Inc. (OTC Bulletin Board: GTRE.OB - News) today announced the election of Nadine C. Smith to the Board of Directors of the Company, expanding its current number of directors to six. Ms. Smith is a longstanding member of the Board of Directors of Patterson-UTI Energy, Inc. and American Retirement Corporation. Patterson-UTI Energy owns 403 land-based drilling rigs and is the second largest contract drilling company in North America with a current market capitalization of nearly $6 billion. American Retirement operates 76 senior living communities in nineteen states with a resident capacity of approximately 16,000 units and has a current equity capitalization approaching $1 billion. Ms. Smith serves on these companies' audit, compensation and nominating and governance committees.

"We are very pleased to announce the addition of Nadine Smith to our Board and feel fortunate to be adding her expertise to our experienced Board of Directors," said Dana Coffield, CEO of Gran Tierra. "Having joined the boards of both Patterson-UTI and American Retirement when they were of a size similar to Gran Tierra today, we believe she will contribute invaluable experience to our company as we execute our aggressive growth strategy. Nadine is also a significant shareholder of Gran Tierra which we take as a strong vote of confidence in our management team and business model, which will continue to focus on executing acquisitions, and both exploration and development drilling initiatives with the potential to create increasing value for our shareholders."

Ms. Smith joins the current Board of Directors of Gran Tierra composed of Jeffrey Scott (Chairman of the Board, President of Postell Energy, Director Saxon Energy Services (TSX: SES - News)), Verne Johnson (President of KristErin Resources, Director of Harvest Energy Trust), Walter Dawson (CEO and Director of Saxon Energy Services), Dana Coffield (President and CEO of Gran Tierra Energy), and James Hart (Vice President and CFO of Gran Tierra Energy).

ABOUT GRAN TIERRA ENERGY, INC.

Gran Tierra Energy, Inc. is an international oil and gas exploration and production company, headquartered in Calgary, Canada, incorporated and traded in the United States and operating in South America. The Company currently holds interests in producing and non-producing properties in Argentina and is pursuing a growth strategy that focuses on establishing a portfolio of producing properties, and development and exploration opportunities, by selective acquisitions, to provide a base for future growth. Additional information concerning Gran Tierra is available at http://www.grantierra.com . Investor inquiries may be directed to info@grantierra.com or 1-800-916-GTRE(4873).